Exhibit 99.15

For Immediate Release

AirTran Airways

A Highly Reliable and Committed Aviation Partner

of the Pensacola Community – Serving the Gulf Coast Region at the

Pensacola Regional Airport

Contact Information:

Belinda M. Zephir, Air Service & Marketing Manager

Pensacola Regional Airport

Phone – 850.436.5000

www.flypensacola.com

Pensacola, FL – As a response from the recent characterization’s by Midwest Airlines regarding AirTran Airways lack of commitment to communities does not reflect Pensacola’s experience with AirTran Airways. Our community’s experience with AirTran Airways has been extremely positive. On behalf of the Pensacola community, we believe it is important that our views on the community’s partnership with AirTran Airways are on the public record.

The Pensacola community has and continues to receive great value from its relationship with AirTran Airways. AirTran commenced service at the Pensacola Regional Airport at one of the most difficult periods in U.S. aviation history—immediately after September 11, 2001.

On November 7, 2001, AirTran kept its prior commitment to the community with the inauguration of non-stop service to Atlanta. This service has been an integral part of the Gulf Coast region’s air service, fostered economic growth and along with the other carriers serving Pensacola Regional Airport was a key component of recovery from two major hurricanes in 2004 and 2005. AirTran quickly returned to Pensacola Regional Airport after both storms to facilitate the region’s recovery efforts.

“AirTran Airways is a great partner for the Airport and our community, fully delivering on its commitments to us over the last five and one half years, helping stimulate our passenger growth by 51 percent” said Airport Director, Frank R. Miller.

The Pensacola and Gulf Coast communities it serves have benefited greatly by AirTran’s commitment to the market and its highly competitive fare structure.

“We take no position on AirTran Airways offer to acquire Midwest Airlines, but we are certain of AirTran’s commitment to our community and the added benefits of providing low fares and business class service since 2001”, added Miller.

Disclaimer: The views expresses in this press release relate only to the community’s experience with commitments to it by AirTran Airways. It is not intended for any other purpose or to convey or be construed as endorsing any position of AirTran Airways as it relates to an acquisition of Midwest Airlines or any other matter.